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                                                                   EXHIBIT 10.29

                            THE GYMBOREE CORPORATION

                         SUMMARY OF TERMS AND CONDITIONS

                                  MARCH 9, 1999

THIS SUMMARY OF TERMS AND CONDITIONS ("TERM SHEET") INDICATES OUR COMMITMENT TO EXTEND CREDIT AS DESCRIBED IN GENERAL TERMS BELOW ("CREDIT FACILITY"). HOWEVER, IT DOES NOT ATTEMPT TO DESCRIBE ALL OF THE TERMS AND CONDITIONS THAT WOULD PERTAIN TO THE CREDIT FACILITY. INSTEAD, IT IS INTENDED TO OUTLINE BASIC BUSINESS PARAMETERS TO FACILITATE OUR FURTHER DISCUSSIONS.

BORROWER:                The Gymboree Corporation, and certain subsidiaries
                         ("TGC")

GUARANTORS:              As required in the existing Agreement.

LENDER: Bank of America National Trust and Savings Association (in such capacity, the "Bank").

PURPOSE: To finance merchandise importation (through commercial and usance L/Cs), working capital (through funded advances) and rent guarantees (through SBLCs).

CREDIT FACILITY:         $100 million revolving Credit Facility with a maturity
                         date of 3/31/2001, with the following quarterly usage limits:
                              $ 68 million through 4/30/99
                              $100 million from 5/1/99 through 7/31/99
                              $ 80 million from 8/1/99 through 12/31/99
                              $ 68 million from 1/1/2000 through 4/30/2000
                              $100 million from 5/1/2000 through 7/31/2000
                              $ 80 million from 8/1/2000 through 3/31/2001

                         In addition, the following sub-limits will apply:
                         (A) Commercial L/C sub-limit (with tenors on Commercial L/C's up to 180 days from issuance, drafts payable at sight): difference between the usage limit above, the $25 million Funded Advance/Usance L/C facility and outstanding Standby Letters of Credit.

                         (B) $25 million Funded Advances and Usance Letters of Credit sub-limit (with tenors on Usance Letters of Credit up to 180 days from issuance, with drafts payable at up to 180 days from sight).

                         (C) $10 million Standby Letter of Credit sub-limit (with tenors up to one year from issuance).

REPAYMENT:               Sub-limit (A) & (C): Upon negotiation of documents.
                         Sub-limit (B) Funded Advances: Interest monthly with principal due at maturity.
                         Sub-limit (B) Usance L/C: At maturity.


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MATURITY/EXPIRATION:     Availability under the Credit Facility through
                         3/31/2001, with no instruments to mature later than 9/30/2001.

INTEREST RATES:          Interest rates on the Funded Advance sub-limit
                         (B) of the Credit Facility will be as follows:

                              (i)  Bank of America's Reference Rate or

                              (ii) LIBOR plus the applicable margin determined
                                   by the attached Variable Pricing Grid.

COMMITMENT FEE:          An up front commitment fee of $50,000 per annum,
                         payable semi-annually in advance. Payable on acceptance of this commitment or 3/12/99, whichever is earlier, and semiannually thereafter.

UNUSED COMMITMENT
FEE: A fee of 0.10% per annum, calculated on the unused portion of sub-limit (B) (outstanding Usance Letters of Credit would not reduce the unused portion for purposes of calculating this fee), and payable quarterly in arrears.

OTHER FEES:              Commercial L/Cs, Usance L/Cs and SBLCs at pricing
                         agreed to with Bank's trade finance group.

                         An early Termination fee of 1/16% will be charged on any portion of the Credit Facility canceled by TGC prior to maturity which is not refinanced by the Bank.

ALLOCATIONS:             TGC must specify in advance any portion of sub-limit
                         (B) which it will use for usance L/C's. TGC, upon at least five days written notice to the Bank, may request reallocation from any unused allocation of sub-limit
                         (B).

FINANCIAL COVENANTS:     TANGIBLE NET WORTH
                         ------------------
                         TGC to maintain a minimum tangible worth, measured at each of TGC's fiscal quarter ends as follows:

                         (in millions)
                         ----------------------------------------------------------
                                     1/31/99  4/30/99  7/31/99  10/31/99  1/31/2000
                         Projected     169      174      173      176        188
                         COVENANT      166      168      166      168        179

                         Starting 1/31/2000, TGC to maintain an actual starting Tangible Net Worth (of at least $183 Million) plus 80% of TGC's consolidated positive quarterly Net Income (which shall not be reduced by any quarterly losses).

                         Tangible Net Worth defined as the gross book value of TGC's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies from subsidiaries, affiliates, officers, directors, or shareholders of TGC but including the aggregate book value of TGC's lease rights up to a maximum aggregate value of $2.5 million for all such lease rights), less total


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                         liabilities (including but not limited to accrued and
                         deferred income taxes, and excluding liabilities related to redeemable preferred stock) and any reserves against assets, less any proceeds of equity capital raised during the year.

                         SEASONAL CLEAN DOWN
                         TGC to maintain a ratio of cash plus short-term investments, including credit card receivables up to $5 million, to total letters of credit (commercial, usance and standby) outstanding plus borrowings under the Funded Advance facility, of at least 0.85:1, for the last two fiscal month-ends of fiscal years 1999 and 2000. In addition the following will apply in the event the ratio is less than 1.00:1:

                         o TGC must pay a fee of $10,000 per reporting period that the ratio is less than 0.90:1 but greater than or equal to 0.85:1.

                         o TGC must pay a fee of $5,000 per reporting period that the ratio is less than 1.00:1 but greater than or equal to 0.90:1.

                         LIMITATIONS ON CAPITAL EXPENDITURES
                         TGC shall not incur capital expenditures in excess of $40 million for the fiscal year 1999, without the prior written consent of the Bank. Additionally, TGC shall not commit to capital expenditures in excess of $20 million for each of the fiscal years 2000 and 2001, without the prior written consent of the Bank.

                         TGC shall not enter into any joint venture, merger, acquisition or purchase of a business or its assets during any fiscal year, for consideration over $5 million, without the Bank's prior consent.

REPORTING COVENANTS:     CPA audited FYE consolidated financial statements

                         (including 10-K) due within 120 days of FYE, with an unqualified opinion. CPA management letter within 30 days of receipt. TGC prepared consolidating schedules including Balance Sheet, Income Statement and Statement of Cash Flows.

                         Quarterly TGC prepared consolidated and consolidating financial statements (Balance Sheet, Income Statement and Statement of Cash Flows), 10-Q and Compliance Certificate, due within 45 days of period end.

                         Monthly TGC prepared consolidated financial statements (Balance Sheet, Income Statement and Statement of Cash Flows), due within 30 days of month-end except for the final month of the fiscal year, which will be due within 60 days of month-end.

                         Annual TGC prepared projections (Balance Sheet, Income Statement and Statement of Cash Flows) for the upcoming fiscal year within 60 days of FYE; revised projections, including all material adjustments made to the projections, as they occur.

REPRESENTATIONS AND
WARRANTIES:              All representations and warranties remain materially
                         unchanged from the existing credit facility


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OTHER TERMS AND
CONDITIONS:              A new Amended and Restated Loan Agreement will be
                         documented which will contain language reflecting a Syndicated Credit with the Bank as Agent and permitting assignments under the Agreement. All other terms and conditions remain materially unchanged from the existing credit facility.



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                              VARIABLE PRICING GRID


If at the end of any fiscal quarter, TGC's Tangible Net Worth (as defined) is equal to or greater than I below, the applicable margin for the following quarter will be 75 BASIS POINTS.

If at the end of any fiscal quarter, TGC's Tangible Net worth is less than I., but greater than or equal to II. below, the applicable margin for the following quarter will be 87.5 BASIS POINTS.

If at the end of any fiscal quarter, TGC's Tangible Net worth is less than II., but greater than or equal to III. below, the applicable margin for the following quarter will be 100 BASIS POINTS.

Tangible Net Worth as defined in the Summary of Terms and Conditions. (in millions of dollars)

  QUARTER-ENDED:         I.             II.             III.
    04/30/1999           174            171             168
    07/31/1999           173            171             166
    10/31/1999           176            172             168
    01/31/2000           187            183             179
    04/30/2000           191            187        Min TNW Cov.
    07/31/2000           191            187        Min TNW Cov.
    10/31/2000           193            189        Min TNW Cov.
    01/31/2001           203            198        Min TNW Cov.

ab
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